Exhibit 99.1(a)
Q2 2018 Earnings Prepared Comments
Surabhi Varshney, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation second quarter 2018 financial results recording. The date of this recording is July 19, 2018. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior consent of Celanese.
My name is Surabhi Varshney, Vice President of Investor Relations. Today you will hear from Mark Rohr, Chairman and Chief Executive Officer, Todd Elliott, Senior Vice President Acetyl Chain, and Scott Richardson, Chief Financial Officer.
The Celanese Corporation second quarter 2018 earnings release was distributed via Business Wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section, along with the slides. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained in the slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments and the slides are also being furnished to the SEC in a separate Current Report on Form 8-K.
Mark Rohr will review our consolidated second quarter results, Todd Elliott will provide some color on the supply demand landscape for the Acetyl Chain and Scott Richardson will then comment on cash flow and taxes. On the earnings conference call tomorrow morning, management will be available to answer questions. I'd like now to turn it over to Mark.
Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer

Thank you Surabhi and welcome everyone.
I'd like to start with some highlights from the last few months before I cover second quarter financial results.
In line with our commitment to maintain consistent earnings in Acetate Tow, we recently announced the planned closure of the acetate tow unit in Ocotlán, Mexico to be completed by the end of this year. While a difficult decision, this step will strengthen the business’ competitive position and contribute toward necessary productivity targets we shared with you as part of the three year strategic plan. Our remaining tow production sites closely align with demand, and will continue to reliably supply customers around the globe.
Another initiative in support of Acetate Tow was the introduction of a “Regulated Product” or RP category for all acetate tow grades sold in the U.S. This premium product category was created in response to the increasingly complex regulatory environment that customers face and obligations for regulatory support, security of supply, as well as testing and traceability.
At our recent Investor Day, we shared with you a roadmap for growth through 2020 including capacity additions in both Engineered Materials and the Acetyl Chain totaling over 500 thousand tons. We are well under way on each of these projects, including de-bottlenecking and compounding line expansions in Engineered Materials as well as the VAM and acetic acid expansions in the Acetyl Chain. These investments underline our focus on exploring technology-oriented and high capital efficiency projects to sustainably lift base earnings in both segments. Our earnings profile over the next three years will generate ample cash flow to support these and other high-return investments that we believe will be necessary to support the inherent growth of our businesses as we move towards 2020.
In the Acetyl Chain, we are pleased to announce the signing of a letter of intent with Chengzhi, our Nanjing, China site partner. As part of this agreement, Celanese will transfer our ethanol unit to Chengzhi, along with all related assets and permits. The ethanol technology will be contributed into a newly formed joint venture through which the two companies can potentially create opportunities for new acetic acid demand as China advances their ethanol mandate. This is one of the many upstream and downstream opportunities we are exploring to support targeted Acetyl Chain volume growth of 3 to 5% through 2020 and beyond.
Now looking at consolidated results for the second quarter. We posted GAAP earnings of $2.52 per share and adjusted earnings of $2.90 per share, a new high watermark for Celanese. Robust pricing across product lines resulted in net sales of $1.8 billion with adjusted EBIT margin of 26.6 percent. Adjusted EBIT improved 500 basis points and operating EBITDA improved 450 basis points year over year. The step up in performance reflects the ongoing success in driving customized solutions for Engineered Materials and the evolving industry dynamics of the Acetyl Chain, both supported by unique business models and unmatched global operating networks. Operating EBIDTA for the quarter was $573 million and EBIDTA margin came in at 31%, both records for the company and reflective of the strong performance across all business segments.
For the quarter, business performance contributed a record $500 million of free cash flow and put us on a path to generate cash flow in excess of $1 billion for the full year. We purchased approximately 900,000 shares and distributed roughly $73 million in dividends this quarter.
Turning now to Engineered Materials. The segment increased net sales 22 percent year over year to $664 million with better volume and pricing. Segment income was the second highest ever at $175 million, that's $25 million higher than the same quarter in 2017. Volumes were higher across end markets driven by growth in Asia and the Americas, the Omni acquisition, and growth from the commercialization of new pipeline projects. Adjusted EBIT margin for the business was 26.4 percent. Margin eased 110 basis points year over year largely due to the Omni acquisition, higher supply chain costs, inflation, and energy costs. We expect segment income margins to remain around these levels through 2020 as price increases, cost discipline, and synergies from the recent acquisitions offset some dilution from additional acquisitions in that same time frame. Affiliates contributed $53 million of earnings in the quarter driven mainly by Ibn Sina where earnings increased due to pricing and a higher economic interest in the joint venture than last year. As you know, we actively support the success of our affiliate partners globally through marketing arrangements, technology, product purchases, and investments like the Ibn Sina's POM facility that recently came on line.
A big part of our success in the engineered polymers space is our differentiated approach in uncovering and addressing customer needs. The demand for such a customer-centric model is evident in the increased number of project wins each period. This quarter, we closed 733 projects which was a 34 percent lift versus the prior year. One example to share is our participation in the growing healthcare and surgical instruments space where miniaturization and portability are important trends. We offer medical grade products that provide mechanical strength, sterilization compatibility, and unique dimensional stability. This broad spectrum of capabilities enables design flexibility for miniaturization specific to medical applications. These medical polymers are backed by a robust service package which includes an intense quality focus, regulatory support, and certified biocompatibility that reduces risk and adds stability for customers through the total product cycle. Using color pigmentation technology our polymers can also facilitate quick identification of unique characteristics aiding surgical procedures. Broad polymerization capability and deep regulatory experience are the key reasons why medical customers choose to work with us for their most complicated product design initiatives. Over the last two years we have seen this business grow 20% annually, a great example of how we can achieve embedded growth levels well beyond market expectations.

The Acetate Tow segment delivered $162 million in net sales and $77 million in adjusted earnings, with adjusted EBIT margin of approximately 47%. Lower year over year volume and pricing for the tow product line due to lower industry utilization rates was partially offset by improved mix and productivity gains. Earnings from our Chinese acetate tow ventures grew $5 million over the same quarter last year mostly due to the timing of dividend payments. We expect earnings in the Acetate Tow business to moderate a bit as we go through the second half of 2018 and end with relatively flat earnings year over year.
Shifting now to the Acetyl Chain. Earnings expanded this quarter with net sales of $1.0 billion, a 27 percent increase year over year, supporting a record $277 million in adjusted EBIT, more than double the adjusted earnings in the second quarter of 2017. In addition to the steady increase in global utilization rates more capacity came off line via planned and unplanned outages which pushed near-term utilization rates closer to 90 percent globally for much of the quarter. The Acetyl Chain response to customer needs supported nearly four times the number of network activations than in the same period last year. Pricing was meaningfully higher across the chain and across regions, led by acetic acid in Asia. Adjusted EBIT margin expanded roughly 1,000 basis points and volume grew 9%, both year over year. In a few minutes, Todd Elliott, who runs the Acetyl Chain business, will share a bit of detail on our views of supply and demand as we go through this year and enter next.
In the first half of the year, we have made tremendous progress, highlighting the key tenets of Strategy 3.0 we shared with you a few months ago. As we move to the second half of this year, we expect Engineered Materials to continue delivering steady growth with a determined focus on leveraging the broadest range of solutions to meet customer material performance needs as well as executing on M&A opportunities. Our efforts to address new commercial opportunities and productivity should allow Acetate Tow to remain essentially flat year over year. In the Acetyl Chain, we expect market momentum to carry through the third quarter, before normal seasonality demand returns in the fourth quarter of this year and the first of next. We do not see the recent tariff disputes as having a material effect on our business and we do believe they may represent incremental opportunities to grow in the years ahead if they remain in place. The strength of our business models, the consistent demand for our services, and our ability to grow volume gives us confidence in raising 2018 expectations for adjusted earnings to a range of $10.50 to $10.75 per share, an increase of roughly 40% year over year. We also expect to generate more than $1 billion of free cash flow in 2018 further supporting investment opportunities, select acquisitions and cash return strategies to shareholders.
Before handing over the mic, I want to take just a moment to thank the global Celanese team who worked tirelessly to support our customers, suppliers and one another. Their commitment shows through in all of their efforts and in these results.
With that I'll turn it over to Todd.
Todd Elliott, Celanese Corporation, Senior Vice President, Acetyl Chain

Thank you, Mark. And thanks everyone for listening in today. As we shared in May, the Acetyl Chain industry fundamentals are sound with solid demand across all product lines. Acetic acid and vinyl acetate monomer and their associated end uses are, by our estimates, growing about 3 to 4 percent across regions - a sign of good global economic conditions. We are also working to develop new avenues for future demand growth like the ethanol JV with Chengzhi in China. Given a shortage of ethanol supply to meet the 2020 E10 mandate there is an opportunity to generate new consumption for acetic acid.
The supply side can be a challenge for this industry, with outages reducing global supply availability by 4 to 6 percent every quarter. Over the last twelve months, the industry has experienced multiple production issues limiting operating capacity by up to approximately 10 percent on a few occasions.
In addition, in China, we are witnessing a continued support for environmental reforms. For example, although not in the winter season yet, we have been approached in Nanjing, China about voluntary curtailment of operations to ease energy consumption in the summer - this is a first. We have not been required to reduce production, but this outreach suggests that such curtailments will be forthcoming.
Next, the focus area for China’s “Blue Sky Campaign” was expanded from the 2+26 cities to an additional 11 cities in the coal-rich Fen River and Wei River plain.
Another example is the the momentum in the chemical park policy.  As we mentioned at our Investor Day, Shandong province became the first to announce a grouping of qualified chemical parks mid last year.  Notably, two chemical parks are missing from this list. We expect more provinces to follow suit and announce their guidelines for environmental controls and compliance. There is some discussion that more than 100 parks will be disqualified through this process over time. All these events along with the Central Committee and China State Council’s latest release related to “Overall improvement of environmental quality, significant reduction of pollutants, and effective control of environmental risks” make it clear that China has made improvement in the environment a top priority.
Factoring all of that in and starting with industry utilization rates already in the mid-80 percent range, 2018 has been a year where instantaneous rates have touched 90 percent. This environment has supported an improved second quarter and we expect pricing levels to largely continue based on solid fundamentals and as restocking occurs through the value chain. Looking forward, we do expect the seasonal demand softness in the fourth quarter and start of next year as we typically see. Also, as we approach the end of the year, we expect supply tightness to ease somewhat as some of the assets return to service with normal end of year seasonality. But even with that, capacity utilization will remain high through decade.
Amid this environment our network has allowed us to position and adapt to support our customers. With dozens of network nodes across our manufacturing sites, terminals, resupply routes coupled with local Celanese coverage, and excellent connectivity we generated commercial insights that ultimately supported a quadrupling of activations to 250 this quarter. We also had substantial cross network sourcing and placement of material. Each activation provides an opportunity to support customers and drive value for shareholders.
With that I’ll turn it over to Scott Richardson. Thank you.
Scott Richardson, Celanese Corporation, Chief Financial Officer
Thanks Todd.
Mark shared with you the tremendous success our business models delivered with record earnings in the second quarter for 2018. The earnings growth along with a focused effort to convert those earnings to cash generation contributed to our highest ever free cash flow of $500 million in the quarter. Specifically, strong accounts receivable and inventory performance relative to earnings levels contributed to the improved results. Strengthening our free cash flow conversion performance will continue to be an area of focus for us. As our free cash flow has begun to scale with our earnings growth, we anticipate the second half of 2018 to be in the same range as the first half which equates to an expectation of exceeding $1 billion for the full year, which will be our highest ever.
Capex was $79 million in the quarter and our current estimate puts it in the $325 to $350 million range for the year as we invest in high return organic expansion projects in both the Acetyl Chain and Engineered Materials. Also, in the second quarter, we returned $73 million to shareholders through dividends and another $100 million through share buybacks. In line with our communication at our Investor Day in May, we continue to plan on buying back approximately $1 billion worth of shares over the three year period through 2020.
On taxes, the effective US GAAP tax rate for the second quarter of 2018 was 22 percent compared to 14 percent in the second quarter of 2017. The higher effective tax rate for the quarter resulted from adjustments to valuation allowances on foreign tax credits which were only partially offset by a reduced U.S. tax rate due to tax reform and fewer foreign losses without tax benefit. Net cash income taxes paid were

$28 million, versus $41 million in the same quarter of 2017. The tax rate for adjusted EPS was 14 percent, 2 percent lower than the same quarter in 2017, primarily due to the Tax Cuts and Jobs Act which was signed into law at the end of 2017. While we are keeping a close eye on the topic, we do not anticipate any further interpretations on guidance to tax reform until later in the year and will share with you as we learn more.
Before I wrap up, let me share our view on the potential impact on Celanese from the much talked about tariffs between the US and China. Our preliminary view is that if implemented in current form, the gross direct total cost from tariffs to Celanese will be less than $20 million annually before any offsets. Keep in mind that given our global footprint and presence in Europe, Celanese is in the unique position to mitigate a large portion of these increased costs by altering trade flows to avoid these tariffs. In fact this could even present value enhancing opportunities in some products and regions. In addition, we anticipate that at least half the gross tariff impact to Celanese can effectively be offset via commercial actions. Therefore, as it pertains to the direct impact of the recently published tariff lists, we anticipate minimal financial burden. Beyond that, we will have to wait and see how these potential tariffs indirectly impact the broader global economy.
This concludes our prepared remarks. We look forward to discussing the quarterly results and addressing your questions on our earnings conference call tomorrow.
Thank you.

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